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This filing relates to a planned merger (“Merger”) between Alkermes, Inc. and the global drug delivery technologies business of Elan (known as “EDT”) (such combination, the “Business Combination”) pursuant to a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) by and among Elan Corporation, plc (“Elan”), a public limited company incorporated in Ireland, Antler Science Two Limited, a private limited company incorporated in Ireland, Elan Science Four Limited, a private limited company incorporated in Ireland, EDT Pharma Holdings Limited, a private limited company incorporated in Ireland, EDT US Holdco, Inc., a Delaware corporation, Antler Acquisition Corp., a Pennsylvania corporation and direct wholly owned subsidiary of U.S. Holdco, and Alkermes, Inc., a Pennsylvania corporation. The businesses will be combined under New Alkermes, a new holding company incorporated in Ireland that will be re-registered as a public limited company, and renamed Alkermes, plc, at or prior to the completion of the Business Combination. The Business Combination Agreement is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by Alkermes, Inc. on May 9, 2011.
The following is the transcript of an investor presentation made on May 10, 2011 at the Bank Of America Merrill Lynch Healthcare Conference by Richard Pops, Chairman of the Board, President and Chief Executive Officer of Alkermes, Inc.
Forward Looking Statements
Information set forth herein contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. Alkermes cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving EDT and Alkermes, including future financial and operating results, the combined company’s plans, objectives, expectations (financial or otherwise) and intentions and other statements that are not historical facts.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Alkermes’ stockholders to approve the transaction; the outcome of pending or potential litigation or governmental investigations; the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; uncertainty of the expected financial performance of Alkermes plc following completion of the proposed transaction; Alkermes plc’s ability to achieve the cost savings and synergies contemplated by the proposed transaction within the expected time frame; disruption from the proposed transaction making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies. Additional information and other factors are contained in Alkermes’ filings with the Securities and Exchange Commission, including Alkermes’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other SEC filings, which are available at the SEC’s web site http://www.sec.gov. Alkermes disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.
Important Additional Information and Where to Find It
This communication does not constitute an offer to sell, or the solicitation of an offer to sell, or the solicitation of an offer to subscribe for or buy, any securities nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
In connection with the proposed merger, Alkermes plc will file with the SEC a registration statement on Form S-4 that will include a preliminary prospectus regarding the proposed merger and Alkermes will file with the SEC a proxy statement in respect of the proposed merger. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to Alkermes’ stockholders in connection with the proposed merger. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY

STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ALKERMES, EDT AND THE PROPOSED MERGER. You may obtain a copy of the registration statement and the proxy statement/prospectus (when available) and other related documents filed by Alkermes and Elan with the SEC regarding the proposed merger as well as other filings containing information about Alkermes, Elan and the merger, free of charge, through the web site maintained by the SEC at www.sec.gov, by directing a request to Alkermes’ Investor Relations department at Alkermes, Inc., 852 Winter Street, Waltham, Massachusetts 02451, Attn: Investor Relations or to Alkermes’ Investor Relations department at (781) 609-6000 or by email to financial@alkermes.com. Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from Alkermes’ website at www.Alkermes.com under the heading “Investor Relations” and then under the heading “SEC Filings”.
Participants in Solicitation
This communication is not a solicitation of a proxy from any Alkermes shareholder. Alkermes and its directors, executive officers and certain other members of management and employees may, however, be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in respect of the proposed merger will be set forth in the registration statement and the proxy statement/prospectus when it is filed with the SEC. You can find information about Alkermes’ directors and executive officers in its definitive proxy statements filed with the SEC on July 29, 2010. You can obtain free copies of these documents as described above.

Final Transcript
Conference Call Transcript
ALKS — Alkermes Inc at Bank of America Merrill Lynch Health Care Conference
Event Date/Time: May 10, 2011 / 03:00PM GMT

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Final Transcript
May 10, 2011 / 03:00PM GMT, ALKS — Alkermes Inc at Bank of America Merrill Lynch Health Care Conference
CORPORATE PARTICIPANTS
Richard Pops
Alkermes Inc. — CEO
CONFERENCE CALL PARTICIPANTS
Steve Byrne
BoA Merrill Lynch — Analyst
PRESENTATION
Steve Byrne — BoA Merrill Lynch — Analyst
     My name is Steve Byrne. I cover biotech stocks at BoA Merrill, and for me it’s a pleasure to kick off this conference with Alkermes. Richard Pops took his role as keynote speaker very seriously by inking a deal in Dublin yesterday so that he had a little more to talk about today. So, Richard, CEO, it’s all yours.
Richard Pops — Alkermes Inc. — CEO
     Thank you, Steve, and good morning, everybody. If I slur my words a little bit, it’s just because we’ve been moving a lot over the last few days in a lot of different time zones.
First of all, I want to thank you for inviting us to the conference and doing such great work on covering our Company. You guys are at the top of the heap.
What I’ll do is I’ll take you through a presentation relating to the transaction we announced yesterday morning, but I’ve been given the admonishment by our lawyers that I need to make both a forward-looking statement, which is typical, about please refer to our Qs and Ks and the description of the risks in our business, as we always ask you to do, in — but now, there’s a new one because we’ll be going into registration for this exciting new transaction that I’ll tell you about in a moment.
So this is a long piece of prose, and I was told that I should be wearing a sandwich board as I walk around this conference with this on that talks about the fact that we’ll be filing a proxy and you should carefully read the Proxy Statement and the communications that we make today and the communications that we’ll make next week on our earnings call will all be governed by these proxies or station requirements and other disclosure requirements. So, I’ll ask you to please take those seriously, as we will as well.
So with that, we had a call yesterday morning from Athlone, Ireland, which is in the middle of Ireland. It’s literally — if you look at a map of Ireland, the center of Ireland is a place called Athlone. And actually, the reason that Elan is called Elan because the middle four letters of the word Ireland are Elan.
So, this is a company that I’ve known for many, many years. We — when we started out at Alkermes building a drug delivery company based on advanced technologies, there were two models at the time. One was [ALDA] and one was Elan, so I actually had an occasion to be in Athlone, Ireland, in the 90s and see the facility. And that was very much what we aspired.
It was a large-scale manufacturing facility, popped out of a big group of talented people making drug product for pharmaceutical partners and for themselves for distribution around the world. It was quite an inspiring place. So now, we find ourselves coming together with that company and, in fact, creating a new company, which will be called Alkermes PLC.
And, as I said yesterday on the call, it’s a transformational deal. And, you know, people often stand up when they talk about M&A transactions and say it’s a transformational deal. This one is — it’s literally transformational. We will transform ourselves into an Irish-based company that’s immediately profitable with over $450 million of top line revenues growing.

Final Transcript
May 10, 2011 / 03:00PM GMT, ALKS — Alkermes Inc at Bank of America Merrill Lynch Health Care Conference
So, when we say in two domains, we think about the transformation. And one domain is financially, and we put that first often for the people in investment communities because it’s a simple snapshot to understand why it’s such an important deal from a financial point of view.
It creates immediate profitability in our business on a cash basis, and we see these adjusted EBITDA margins growing and expanding over time, not based on cost-cutting or classical synergy type things in M&A transactions, but driven by the fact that new products are coming into the market and these new products are getting traction and they’re growing. And we’re going to grow along with it.
So, the growth of that is driven by this list of five commercial products that you’ll see in the press release and I’ll talk about in a second. It’s a remarkable thing. Many biopharmaceutical companies, their fate hinges on one or two products, and so we think it’s quite remarkable to have a company with a commercial interest in five major, growing products with long-time lives.
And the patent lives on these products are not trivial. Many of them go into the mid and late 20s, so there’s plenty of time for the full commercial potential of these products to be realized. So, this is why we’re so fundamentally confident about the basic financial hydraulics of the transaction.
Moreover, with an Irish structure and not just an operating division in Ireland, but a legitimate Irish company that leverages 40 years of operating history of Elan in Ireland, we have fairly self-evident tax, financial, legal and other strategic advantages for being domiciled in Ireland. So, that’s going to be an exciting thing for us.
Then operationally, with the financial things (inaudible) what is thing going to look like, this new entity we’ve created, the global biopharmaceutical company? And what’s interesting is that both of our companies are well known in the pharmaceutical industry for having developed innovative products, brought them to market, run the regulatory traps and created real important products based on really nice leading technologies. This isn’t theoretical anymore. We’ve done it, and I think the probability of our doing again is quite high.
Interestingly, you’re going to begin to see this company increasingly branded as a CNS company and not CNS in the spectrum of neurodegeneration, new biological pathways place but in a CNS space that big pharma is quite interested and we think is very, very well established.
These are in disease indications that we know well and that I think are quite tractable to new drug development like schizophrenia, like depression, like impulse control disorders, like pain. This is an area where we have a whole line — litany of products and we have a really exciting pipeline there.
We’ll have about 1,200 employees located in Ireland and in the US with the R&D expertise based here primarily in the US out of our core in Waltham with manufacturing GMP world-class level in Athlone, Ireland, our facility in Wilmington, Ohio, where we do injectable drugs, and in Gainseville, Georgia, where they — the — Elan has another GMP manufacturing site.
So, it’s a really exciting company with a different scale, so it’s a — it’s a financial shift and it’s a transformational shift in terms of the scale, the reach and the ability for us to prosecute the development of these products we’re so excited about.
So, it — the basic motive force at the engine of this transaction are these five products. But, what’s so interesting to me about them is that many times in biotech M&A in particular you’re hoping and betting on favorable regulatory outcomes for the assets that you purchase.
In this case, these products, with the exception of BYDUREON, which we all know and we can talk about a bit, these products were approved by the FDA and approved by European regulatory authorities are on their way and, as I said, they’re at the beginning of their patent lives.
So, what are they? AMPYRA, AMPYRA is a drug that’s sold by Acorda in the US, recently approved just last year for the treatment of improving walking in patients with multiple sclerosis. This has had a very rapid launch that many of you have watched. And it has patent protection into 2026.
Now Elan, their Early Drug Technology, EDT, actually developed AMPYRA and Acorda was their partner who acquired the commercial rights to it. But, as a result, EDT and the Alkermes PLC retains a tremendously advantageous stake in this. 18% of the top line sales will go to our Company.
VIVITROL, proprietary product, we take 100% of the top line in the US. This is our once-monthly injectable medication for alcohol and now opioid dependence. It’s something you — the folks here at BoA understand extremely well. You guys have done an enormous amount of work on this drug.

Final Transcript
May 10, 2011 / 03:00PM GMT, ALKS — Alkermes Inc at Bank of America Merrill Lynch Health Care Conference
It’s early in its life. It’s going to grow. We have a lot to do, but it’s quite exciting and it’s patented now until 2029. So, we have a fair amount of time and rather than — take that much time to develop the market for VIVITROL. But, we have an enormous amount of runway here.
BYDUREON, an 8% global worldwide royalty, this will be sold by Amylin and Lilly around the world. You know much about it, the first once-weekly GLP-1 for the treatment of type 2 diabetes. This is a game-changing medicine in the type 2 market.
We just recently received CHMP recommendation for approval in Europe, which should lead to approval in the summertime, and we expect to refile in the US after completing the QT study in the second half of this year. So, BYDUREON is on its way to entering the marketplace in what we think is an exciting, expanding marketplace for GLP-1 treatment of type 2 patients around the world.
CONSTA, and the CONSTA pairing with SUSTENNA is one of the exciting things about this transaction. CONSTA has been the economic foundation of our Company for a number of years. It’s a $1.5 billion drug. It’s on patent through 2021. We receive a 10% manufacturing royalty on this, and that’s 7.5% net. It’s been a fantastic product for us.
And the concern from some people in some course has been what happens if this new product, INVEGA SUSTENNA, doesn’t grow the market but is a zero sum proposition with RISPERDAL CONSTA around the world.
Well, we’ve just solved this problem through this transaction because EDT’s product, INVEGA SUSTENNA, has essentially the same economics as our RISPERDAL CONSTA. And now we unite them under one roof, we’re indifferent as whether RISPERDAL CONSTA or INVEGA SUSTENNA is the dominant franchise in any particular market. We actually believe that the injectable, long-acting market is going to continue to grow and lift all boats, but you won’t have to worry about that any more.
There is — if you’re interested in playing the growth of the long acting market around the world, we are the dominant player now in this space. And moreover and we’ll get to in a little bit, we have our own proprietary long-acting atypical antipsychotic in development now that we call ALKS 9070.
So, this is the line-up. And as I said, with the exception of some work that needs to be done for BYDUREON in the US for getting approval and AMPYRA in the EU to get approval, these products are commercial products. They’re rolling. They’re growing and they’re exciting.
And they’re going — when you run the numbers on this commodity business, when you flow these through the P&L that provides this really strong series of cash flows to build the business.
So, on top of that, you layer what’s happening in our pipeline. Those of you who have been following Alkermes for the last several years know that we’ve been really excited about pushing this proprietary pipeline as aggressively as possible.
This is the next step in the evolution of the Company. We’ve proved the validity of our technologies through collaborations with pharmaceutical companies. We’ve built factories. We get products on the market. We get cash flows.
And we use those cash flows, rather than the equity markets, to then fund proprietary product development to take the Company to the next level. These products are exciting, and we’ve picked up a couple of exciting products from the EDT acquisition as well as well as the technology foundation.
And, as I said, this CNS focus is quite distinctive and it’s, I think, quite attractive, schizophrenia, depression, reward disorders, pain, opioid-induced constipation, multiple sclerosis.
So, I won’t belabor these. We could take questions on these if you’d like, but I would say the ones to keep your eyes on thank you and as we come into the middle and the second half of this year, ALKS 9070, long-acting, injectable form of Aripiprazole for the treatment of schizophrenia, in an important Phase I/II study right now, which will define the pharmacokinetic profile of this drug and its tolerability. With positive results here, and this is still blinded to us, we will move aggressively into a pivotal program for that.
In depression we’re using our molecule ALKS 33, which is a very interesting oral compound derived from our own chemistries, an opioid receptor modulator with potential uses across a spectrum of diseases.

Final Transcript
May 10, 2011 / 03:00PM GMT, ALKS — Alkermes Inc at Bank of America Merrill Lynch Health Care Conference
One of the more interesting ones is in combination with Buprenorphine for the treatment of treatment-resistant depression. And we’ll be in NDA with that this year.
In reward disorders, which is our grouping that includes alcohol dependence, opioid dependence, binge eating and other types of impulse or reward disorders, we have an interesting line-up of products that include ALKS 33 on a — as a single agent and in combination with Buprenorphine and, of course, VIVITROL.
Pain, pain we’ve been interested in in non-opioid type of pain approaches, given the prevalence of opioid dependence and the need for non-opioid pain medicines. Through the EDT transaction, we bring in a product from the threshold of Phase III called Meloxicam IV, which is an intravenous formulation of a non-steroidal anti-inflammatory drug, which could be used in the hospital setting to avoid the use of opioid narcotic painkillers.
OIC, opioid-induced constipation, ALKS 37, moving now into its broader pivotal program following such exciting results in the Phase II that we talked about several months ago, this is an exciting program. We’re advancing this on our own, although there’s great interest in this program from other pharmaceutical companies. And we’d be interested in partnering in certain domains on 37 as well and, of course, AMPYRA in multiple sclerosis.
So, we like this transaction. We think what drives is the fact that EDT is just beginning a growth cycle. We’re beginning a growth cycle, and have these complementary technologies, manufacturing plans. We have a very common philosophical approach to manufacturing drugs with respect to quality and our interactions with regulatory agencies and our partners.
The CNS portfolio is going to become increasingly differentiated, I believe. The repatriation of CONSTA and SUSTENNA under one roof we think is exciting and it just gives us, as I said, the scale change to be able to have the ability to invest aggressively and as far as we want with the pipeline projects that are of most interest to us.
EDT is a company that many of you don’t know. It’s a company that has — was actually the predecessor company to the Elan that many of you know today, which is more focused on bioneurology. EDT was the original drug formulation and manufacturing business founded in Athlone, so it’s got about a 40-year history and it had over 35 drugs approved. These folks are extremely competent at developing these dosage forms.
They have a commercial portfolio of 22 marketed drugs, so you see cash flows that’ll drive from a whole history of legacy products, many of which in our modeling we didn’t make grand assumptions about their patent lives continuing or what. We just assumed that they would taper off naturally, and that’s why the emphasis on these five growth products for the combined company. But that said, they do provide a flywheel of continuous cash flows that are incredibly important.
Their injectable NanoCrystal technology, which is the basis of SUSTENNA, which is a way of milling products down — molecules down to very, very fine nanoparticulates, which change their properties in in vivo, both orally and injectably — as injectables as well as their oral controlled-release technologies are their technological foundation. And they’ve got a history, as I said, of making drugs all the way, not just partner drugs but drugs that they’ve conceived of and developed themselves.
And, as we’ve said many times, what’s so interesting is when you look at these pie charts at how you go from a company that has been so focused on revenues, in our case, from RISPERADOL CONSTA to this pinwheel of diversification, which, by the way, creates the opportunity for such an aggressive ability to borrow money to finance the transaction.
So, I won’t bother you with all of the products, but the key takeaways that EDT within Elan was the profitable piece of Elan with revenue of $274 million and adjusted EBITDA of over $100 million last year. So, this is a proven economic engine that we’re fusing together with Alkermes.
The transaction terms, yes, you’ve seen from the disclosures yesterday, we’re providing $500 million of cash and 31.9 million shares of new Alkermes that will be issued when the transaction changes — closes. And it’s such an interesting environment for raising debt capital. It’s a positive — incredibly positive environment for raising debt capital.
Because of the diversity of the cash flows, the long patent lives, the stability of the business and the coverage ratios that you’ll see are quite modest in this transaction, acquiring financing we think is going to be quite straightforward and we already have a backstop from Morgan Stanley and HSBC.

Final Transcript
May 10, 2011 / 03:00PM GMT, ALKS — Alkermes Inc at Bank of America Merrill Lynch Health Care Conference
So, as I said, the financial impact, immediately accretive, profitable on a cash earnings basis and, as I said, the coverage ratios are quite modest and we’ll be able to pay down the debt, we think, quite easily in a whole range of scenarios. We expect this transaction to close sometime in the third quarter.
So, I think we’ve been through most of these things, this idea that the pro forma adjusted EBITDA margin Jim talked about on the call yesterday, so even starting in ‘12, expecting to be in the range of 15% to 20% and then expanding to over 30% as these products continue to grow.
So, as we’ve always done at Alkermes, we’re always going to be fairly fierce about managing our R&D spend carefully to fund really those value-added programs that can drive to human proof of concept and value deflection points quickly.
You won’t see us expand our R&D efforts to become a more discovery-oriented company. No. We’ll keep the discipline that we and EDT have had historically, and that’s why we see the opportunity for the margin expansion with the passage of time.
So, if a picture is worth 1,000 words, there’s the pictures. The standalone basis on the revenue in ‘11 to what it looks on a pro forma combined basis. And on the right panel, of course, you see Alkermes from losing money to having adjusted EBITDA significantly positive on a pro forma combined basis for fiscal year ‘11.
And this is that pinwheel I was talking about. On the left is Alkermes on a standalone basis with a huge amount of focus on the success of failure of RISPERADOL CONSTA over time, waiting for the BYDUREON to begin to ramp, waiting for VIVITROL to begin to ramp, which we continue to be confident about. But now, put it down on the right panel and you just see how much more rich and uncomplicated and interesting the revenue mix is.
So, I’ll finish there. And as I started off, I think it’s a truly transformational transaction from a financial point of view and from an operational point of view. So, we’re going to work hard to get the companies put together and get this closed up, and then we can actually begin to give you even more specificity about what the combined business is going to look like.
So with that, Steve, I’ll stop and I’ll thank you.
Steve Byrne — BoA Merrill Lynch — Analyst
Okay. The floor is open for questions. Raise your hand and we’ll get you a microcontroller.
QUESTION AND ANSWER
Unidentified Audience Member
     I wanted to dig in a little bit more about the margin expansion in fiscal 2013. Is that more revenue-driven or cost-driven?
Richard Pops — Alkermes Inc. — CEO
     It’s revenue-driven, because when you start looking at ‘13 you start seeing BYDUREON coming on. You’re seeing VIVITROL beginning to go. You’ve got AMPYRA growing. A lot of good things are happening, particularly — and add to that SUSTENNA in the EU as it starts to get its reimbursement under it it should be growing as well.
Unidentified Audience Member
     And can you comment on their view on AMPYRA? Given the first quarter revenue was kind of flattish with fourth quarter, what is their outlook for the revenue forecast for that product?

Final Transcript
May 10, 2011 / 03:00PM GMT, ALKS — Alkermes Inc at Bank of America Merrill Lynch Health Care Conference
Richard Pops — Alkermes Inc. — CEO
     I think it — they view it as a — at a bit of a higher level rather than the quarter-to-quarter swings. I think this most recent quarter for AMPYRA was expected, given the huge number of patients who were put on originally with the pent-up demand. But first principles, this product is going to guide to over $200 million in its first full year and it’s — it has remarkable benefit for patients.
So, in our modelling we view it — we view it growing kind of consistent with many of the street models but not at the far end of the street modelling range. And we actually took out EU revenues just to be conservative, but we really do believe the drug will ultimately get approved in the EU as well.
Unidentified Audience Member
     Will they — will the combined company have its own distribution channel?
Richard Pops — Alkermes Inc. — CEO
     It’s a good question. Right — I think our ambition is with the scale that we’ll have and the global presence that we’ll have we will seek to control more of the top line of our own products as we move to this next stage of growth.
Now, with VIVITROL in the marketplace being sold by Alkermes we actually have quite a competent, focused and, I think, interesting commercial group that’s working on selling a product that quite complicated as a specialty injectable and a new indication. They’re really building a lot of competence, so it’s a nucleus around which we could — can grow.
And that said, we don’t see moving from where we are today into global distribution in every country. That’s why we’re still quite interested in partnering with large pharma, particularly to build our own expertise in places where we might think to have a long-term presence. But, as a general concept and as these companies get bigger and bigger, we want to control more and more of our top line revenues. Dineen, up front here?
Steve Byrne — BoA Merrill Lynch — Analyst
     Up here in front?
Unidentified Audience Member
     Hi. Richard, can you talk a little bit about what you think the [exhumous] opportunity for VIVITROL would be and given the agreement with Elan what you think the opportunity might be for you guys to market VIVITROL through Alkermes as opposed to marketing it through a partner?
Richard Pops — Alkermes Inc. — CEO
     It’s a great question. Recall that VIVITROL is not approved anywhere outside the US other than in Russia, and in Russia we think there’s a real opportunity in the opioid-dependency indication as well.
For alcohol, the regulatory environment in the various country jurisdictions was very, very inconsistent where some countries were interested in abstinence as an endpoint. Other countries were interested in harm reduction. There wasn’t a common philosophical approach. So, we never really pushed aggressively for pan European approvals in Europe.
Opioid dependence is different. We’re sensing from governments a whole different view towards the need for an antagonist therapy on the opioid-dependence side. So, that doesn’t answer your question.
Your question is are we going to sell it in Europe? Our belief today, and this is being refined as we learn more and more, is that we probably wouldn’t build individual country sales forces on our own to sell only VIVITROL.
But, we are — it’s exactly the kind of the product where we might collaborate and partner in a way that would — we could to build our infrastructure over time by collaborating with somebody OUS. So that’s where we stand on it right now, so stay tuned there.

Final Transcript
May 10, 2011 / 03:00PM GMT, ALKS — Alkermes Inc at Bank of America Merrill Lynch Health Care Conference
Unidentified Audience Member
     Does EDT have any sales force to speak of?
Richard Pops - Alkermes Inc. — CEO
     No. EDT has no commercial presence in — they’ve been really been focused on development and manufacturing.
Unidentified Audience Member
     Can you drill down a little bit more on the projected synergies at this point? I’m sure it’s just loading fruit, but do you see opportunities for either manufacturing synergies? There’s two plants in the US. Or, is it more on the G&A side? Where do you see the synergy opportunity?
Richard Pops - Alkermes Inc. — CEO
     It’s not hugely synergistic in that way, and that’s why I said the synergy comes from the expansion on the top line of bringing the products together. What’s interesting, because EDT operates as a unit within Elan, as we buy EDT, merge with EDT, we don’t bring along a lot of redundant corporate overhead. So, that — that’s quite nice.
Because they’re based in Ireland and we have no presence in Ireland and because the GMP manufacturing sight in Athlone is quite profitable and functional, there’s really not much that needs to be done. The plant in Gainseville is a GMP manufacturing facility as well, profitable, making products.
We have — they have a small R&D capability in King of Prussia, Pa. We have R&D in Waltham, and we have our large manufacturing plant making injectable drugs like CONSTA and VIVITROL in Ohio.
So, we’ll — when we kind of look at synergies, we look at just jump ball in terms of the product development programs themselves. We don’t need to fund every product development program all the way to Phase III ourselves. We’ll look at the best programs, rationalize them that way. But, on the headcount side it’s — it — that’s not what drives the deal.
Unidentified Audience Member
     And does the ownership of both CONSTA and SUSTENNA change in any meaningful way your outlook for the [deppa] formulations of ABILIFY and ZYPREXA? Or, were you — is that — that remain as much of a focus target as it was before?
Richard Pops - Alkermes Inc. — CEO
     Absolutely, for the reasons mentioned before, we — we’re obviously huge believers in the medical value of these long-acting, atypical antipsychotics.
And the market share — not withstanding the fact that data are published year after about better outcomes, the market share for the long-acting injectables is still very small, on the order of 5%.
And already CONSTA is a $1.5 billion driving and SUSTENNA is growing, and it’s still a tiny bit of a big market. So, we think that more entrants into the market will actually help expand the market.
And when you talk to physicians, the use of Paliperidone, the use of Resperidone, as long-acting form — in long-acting form makes sense. People are also looking for Aripiprazole, which satisfies a slightly different place in the market as a very useful entrant as well.

Final Transcript
May 10, 2011 / 03:00PM GMT, ALKS — Alkermes Inc at Bank of America Merrill Lynch Health Care Conference
And in that way, if we can capture the line, it’s a very concentrated marketing problem because we know where CONSTA is being sold. We know where Paliperidone and [pompentate] are being sold. We know the docs. We know the treatment centers that are using these.
The reimbursement is becoming more and more well established, so we just think it’s one of those opportunities where a new entrant with a new molecule should be able to go into the slip stream of a — an expanding market.
Unidentified Audience Member
     Can you talk about EDT’s pipeline?
Richard Pops — Alkermes Inc. — CEO
     Yes. One of the things we did, and we were talking about the messaging that we were going to do around the transaction and there’s so many things to talk about, we — one of the things we decided to do, well, let’s not talk much about technology and pipelines because most people will — their cup will be full just understanding all the variables.
That said, we did highlight two for you to think about. One is Meloxicam IV, which is an EDT developed product based on the nanoparticulate system, so it’s a way of formulating a non-steroidal anti-inflammatory in an intravenous preparation.
And the Phase II data and we’ll provide more of it to you over time after closing looks like it could be opioid-sparing and very — have a very useful role in algesia in the hospital setting.
The second one is a product that’s being developed with Zogenix, which is another pain product. It is in Phase III, and those Phase IIIs will be conducted this year with the expected filing of this drug next year. Now that’ll be a royalty manufacturing type relationship, but it’s a late-stage product and it looks to be quite interesting.
I don’t have a strong gut feel on that myself, getting to the announcement stage. I haven’t had the chance to really tear into the actual data but, by closing, we’ll have a much more refined view of both of those products for you.
Unidentified Audience Member
     (question inaudible — microphone inaccessible)
Richard Pops — Alkermes Inc. — CEO
     Yes, royalty, absolutely. I think Shane said on the call yesterday that there’s, I don’t know, something on the order of 10 or so products that are cooking in various stages of development right now.
But, in our modelling, we just didn’t put those in because we just didn’t have the need, given the other major building blocks, to do diligence on each of those.
At some point, it becomes somewhat statistical. It’s a portfolio that — where technologies are proven, various sponsors are developing, and we’ll see which ones rise to the surface.
Unidentified Audience Member
     The VIVITROL scripts in the US have really started to pick up in the last month. Can you comment on the primary driver of that, whether it’s a particular end market or a particular geographic region? And is it in line with your expectations?

Final Transcript
May 10, 2011 / 03:00PM GMT, ALKS — Alkermes Inc at Bank of America Merrill Lynch Health Care Conference
Richard Pops — Alkermes Inc. — CEO
     VIVITROL is building. It’s building, and I think it’s building in part because the awareness is growing, both in alcohol and in opioid dependence. The new indication is obviously critical.
We had a major publication in Lancet last week, or 100 years ago it seems like, but it was last week. The Phase III data were published in Lancet, and folks are beginning to get a sense that VIVITROL is a new entrant.
Second, as you know, Steve, we’re getting a lot of interest from states and criminal justice that are beginning to understand that there’s a new antagonist-based treatment available and that dovetails quite well with the goals of those types of systems.
But, we really are just now getting to the market with our new marketing material where, I think, beginning in June is when we’ll have our first slide decks available for peer-to-peer, for doctor-to-doctor presentations.
So, in many ways, we’re just getting going. It takes so long to get market materials cleared through DDMAC. So, I think the summer is going to be really exciting, and as we move into the end of the year we’ll have a real good sense of what that slope is going to be looking like.
Steve Byrne — BoA Merrill Lynch — Analyst
     Great. Thank you, Richard.
Richard Pops — Alkermes Inc. — CEO
     All right. Thanks, everybody.
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